EXHIBIT 16.1

LETTER OF ARTHUR ANDERSEN LLP

June 7, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read paragraphs 2, 3 and 4 of Item 4 included in the Form 8-K dated May 31, 2002 of Computer Motion, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP
Los Angeles, California